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                             STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT, dated as of March 4, 1999, is by and between Intel Corporation, a Delaware corporation ("Grantee"), and Level One Communications, Incorporated, a Delaware corporation ("Issuer").

                                    RECITALS

     A. Grantee, Intel RSW Corporation ("Acquisition") and Issuer are simultaneously entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, that upon the terms and subject to the conditions thereof, Acquisition will be merged with and into Issuer (the "Merger").

     B. As a condition to its willingness to enter into the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to enter into this Stock Option Agreement, which provides, among other things, that Issuer grant to Grantee an option to purchase shares of Issuer's Common Stock ("Issuer Common Stock"), upon the terms and subject to the conditions provided for herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Stock Option Agreement and the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. GRANT OF OPTION. Subject to the terms and conditions of this Stock Option Agreement, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 7,798,546 shares of Issuer Common Stock (the "Option Shares"), in the manner set forth below, at an exercise price of $50 per share of Issuer Common Stock, subject to adjustment as provided below (the "Option Price"). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

     2. EXERCISE OF OPTION.

     (a) Subject to the satisfaction or waiver of the conditions set forth in
Section 9 of this Stock Option Agreement, prior to the termination of this Stock Option Agreement in accordance with its terms, Grantee may exercise the Option, in whole or in part, at any time or from time to time on or after the occurrence of a Triggering Event (as defined below). The Option shall terminate and not be exercisable at any time following the Expiration Date (as defined in Section
11). The term "Triggering Event" means the time immediately prior to the occurrence of any of the events (or series of events) specified in Section 6.3(a) of the Merger Agreement giving rise to the obligation of the Company to pay the fee specified in Section 6.3(a). Notwithstanding the foregoing, the Option will not be exercisable if Grantee has materially breached the Merger Agreement and such breach remains uncured at the time of exercise.

     (b) In the event Grantee wishes to exercise the Option at such time as the Option is exercisable and has not terminated, Grantee shall deliver written notice (the "Exercise Notice") to Issuer specifying its intention to exercise the Option, the total number of Option Shares it wishes to purchase and a date and time for the closing of such purchase (a "Closing") not less than one (1) nor more than thirty (30) business days after the later of (i) the date such Exercise Notice is given and (ii) the expiration or termination of any applicable waiting period under the HSR Act. If prior to the Expiration Date (as defined in Section 11 below) any person or group (other than Grantee and its affiliates) shall have acquired fifty percent (50%) or more of the then outstanding shares of Issuer Common Stock (a "Share Acquisition"), or Issuer shall have entered into a written definitive agreement with any person or group (other than Grantee and its affiliates) providing for a Company Acquisition (as defined below), then Grantee, in lieu of exercising the Option, shall have the right at any time thereafter (for so long as the Option is exercisable under Section 2(a) hereof) to request in writing that Issuer pay, and promptly (but in any event not more than five (5) business days) after the giving by Grantee of such request, Issuer shall pay to Grantee, in cancellation of the Option, an amount in cash (the "Cancellation Amount") equal to the lesser of:

          (i) (1) the excess over the Option Price of the greater of (A) the last sale price of a share of Issuer Common Stock as reported on the Nasdaq National Market on the last trading day prior to the date of the Exercise Notice, and (B) (I) the highest price per share of Issuer Common Stock offered to be paid
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     or paid by any such person or group pursuant to or in connection with such
     Share Acquisition or Company Acquisition or (II) if such Company Acquisition consists of a purchase and sale of assets, the sum of (a) the aggregate consideration offered to be paid or paid in any transaction or proposed transaction in connection with a Company Acquisition and (b) the amount of cash to be received by the Company upon the exercise or conversion of outstanding in-the-money options, warrants, rights or convertible securities, divided by the sum of (y) the number of shares of Issuer Common Stock then outstanding and (z) the number of shares issuable upon exercise or conversion of outstanding in-the-money options, warrants, rights or convertible securities, multiplied by (2) the number of Option Shares then covered by the Option or

          (ii) Twenty-Five Million Dollars ($25,000,000).

     If all or a portion of the price per share of Issuer Common Stock offered, paid or payable or the aggregate consideration offered, paid or payable for the stock or assets of Issuer, each as contemplated by the preceding sentence, consists of noncash consideration, such price or aggregate consideration shall be the cash consideration, if any, plus the fair market value of the non-cash consideration as determined jointly by the investment bankers of Issuer and the investment bankers of Grantee.

     (c) Notwithstanding anything to the contrary herein, if Grantee (including any of its affiliates) receives proceeds in connection with any sale or other disposition of Option Shares (or any rights thereto or thereof), together with any proceeds in connection with any dividends or distributions received by Grantee on any Option Shares, in an aggregate amount that exceeds the sum of (x) Twenty-Five Million Dollars ($25,000,000), plus (y) the Option Price multiplied by the number of Option Shares purchased hereunder, then all proceeds to Grantee or its affiliates in excess of such sum shall be remitted to Issuer promptly following receipt.

     (d) As used herein, "Company Acquisition" means the occurrence of any of the following events: (i) the acquisition by a Third Party of fifty percent (50%) or more of the assets of the Issuer and its subsidiaries taken as a whole;
(ii) the acquisition by a Third Party of fifty percent (50%) or more of the outstanding Shares or any securities convertible into or exchangeable for Shares that would constitute fifty percent (50%) or more of the outstanding Shares upon such conversion or exchange, or any combination of the foregoing; or (iii) the acquisition by the Issuer of the assets or stock of a Third Party if, as a result of which the outstanding shares of the Issuer immediately prior thereto are increased by one hundred percent (100%) or more, or (iv) the merger, consolidation or business combination of the Issuer with or into a Third Party, where, following such merger, consolidation or business combination, the stockholders of the Issuer (other than the Third Party or its affiliates) prior to such transaction do not hold, immediately after such transaction, securities of the surviving entity constituting more than fifty percent (50%) of the total voting power of the surviving entity.

     3. PAYMENT OF OPTION PRICE AND DELIVERY OF CERTIFICATE. Any Closings under
Section 2 of this Stock Option Agreement shall be held at the principal executive offices of Issuer, or at such other place as Issuer and Grantee may agree. At any Closing hereunder, (a) Grantee or its designee will make payment to Issuer of the aggregate price for the Option Shares being so purchased by delivery of a certified check, official bank check or wire transfer of funds pursuant to Issuer's instructions payable to Issuer in an amount equal to the product obtained by multiplying the Option Price by the number of Option Shares to be purchased, and (b) upon receipt of such payment Issuer will deliver to Grantee or its designee a certificate or certificates representing the number of validly issued, fully paid and non-assessable Option Shares so purchased, in the denominations and registered in such names designated to Issuer in writing by Grantee.

     4. REGISTRATION AND LISTING OF OPTION SHARES.

     (a) Grantee may, by written notice (a "Registration Notice"), request at any time or from time to time within two (2) years following a Triggering Event (the "Registration Period"), in order to permit the sale or other disposition of the Option Shares that have been acquired by or are issuable to Grantee upon exercise of the Option ("Registrable Securities"), that Issuer register under the Securities Act of 1933, as amended (the "Act"), the offering, sale and delivery, or other disposition, of the Registrable Securities. In connection with any such sale or other disposition, Grantee shall use all reasonable efforts to prevent any person or group from

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purchasing through such offering shares of Issuer Common Stock representing more than five percent (5%) of the outstanding Common Stock of Issuer on a fully diluted basis at the time of such request. Any such Registration Notice must relate to a number of Registrable Securities equal to at least twenty percent (20%) of the Option Shares, unless the remaining number of Registrable
Securities is less than such amount, in which case Grantee shall be entitled to exercise its rights hereunder but only for all of the remaining Registrable Securities (a "Permitted Offering"). Grantee's rights hereunder shall terminate at such time as Grantee shall be entitled to sell all of the remaining Registrable Securities pursuant to Rule 144(k) under the Act. The Registration Notice shall include a certificate executed by Grantee and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing reasonably acceptable to Issuer (the "Manager"), stating that (i) Grantee and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of Issuer's Common Stock on the Nasdaq National
Market for the twenty trading days immediately preceding the date of the Registration Notice. Issuer shall thereupon have the option exercisable by written notice delivered to Grantee within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of Issuer's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by Issuer hereunder shall take place at a closing to be held at the principal executive offices of Issuer or its counsel at any reasonable date and time designated by Issuer in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds. If Issuer does not elect to exercise its option to purchase pursuant to the foregoing with respect to all Registrable Securities, Issuer shall use reasonable efforts to effect, as promptly as practicable, the registration under the Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice, and Issuer will use all reasonable efforts to qualify any Registrable Securities Grantee desires to sell or otherwise dispose of under applicable state securities or "blue sky" laws; provided, however, that Issuer shall not be required to qualify to do business or consent to general service of process in any jurisdiction by reason of this provision. Without Grantee's prior written consent, no other securities may be included in any such registration. Issuer will use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for a period of ninety (90) days from the day such registration statement first becomes effective. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods not exceeding ninety (90) days in any six
(6) month period if the Board of Directors of Issuer shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer, or Issuer is required under the Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement. Grantee shall be entitled to make up to two (2) requests under this Section 4(a). For purposes of determining whether the two
(2) requests have been made under this Section 4(a), only requests relating to a registration statement that has become effective under the Act will be counted.

     (b) If, during the Registration Period, Issuer shall propose to register under the Act the offering, sale and delivery of Issuer's Common Stock for cash for its own account or for any other stockholder of Issuer pursuant to a firm underwriting, it will, in addition to Issuer's other obligations under this
Section 4, allow Grantee the right to participate in such registration so long as Grantee participates in such underwriting; provided, however, that, if the managing underwriter of such offering advises Issuer in writing that in its opinion the number of shares of Issuer's Common Stock requested to be included in such registration exceeds the number that it would be in the best interests of Issuer to sell in such offering, Issuer will, after fully including therein all shares of Issuer Common Stock to be sold by Issuer, include the shares of Issuer Common Stock requested to be included therein by Grantee pro rata (based on the number of shares of Issuer Common Stock requested to be included therein) with the shares of Issuer Common Stock requested to be included therein by persons

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other than Issuer and persons to whom Issuer owes a contractual obligation
(other than any director, officer or employee of Issuer to the extent any such person is not currently owed such contractual obligation).

     (c) The expenses associated with the preparation and filing of any registration statement pursuant to this Section 4 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of SEC or the National Association of Securities Dealers, Inc.) ("Registration Expenses") will be paid by Issuer, except for underwriting discounts or commissions or brokers' fees in respect of shares of Issuer's Common Stock to be sold by Grantee and the fees and disbursements of Grantee's counsel; provided, however, that Issuer will not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of Grantee unless Grantee agrees to forfeit its right to request one registration; provided further, however, that, if at the time of such withdrawal Grantee has learned of a material adverse change in the results of operations, condition, business or prospects of Issuer not known to Grantee at the time of the request and has withdrawn the request within a reasonable period of time following disclosure by Issuer to Grantee of such material adverse change, then Grantee shall not be required to pay any of such expenses and shall not forfeit such right to request one registration. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to filed hereunder.

     (d) In connection with each registration under this Section 4, Issuer shall indemnify and hold Grantee, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damage, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which Grantee, its underwriters and each of their respective affiliates may become subject, under the Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities or expenses (or actions in respect thereof) that arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by Grantee to Issuer expressly for use in such registration statement.

     (e) In connection with any registration statement pursuant to this Section 4, Grantee agrees to furnish Issuer with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Act and shall provide representations and warranties customary for selling shareholders who are unaffiliated with the issuer. In addition, Grantee shall indemnify and hold Issuer, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursement of counsel and accountants), joint or several, to which Issuer, its underwriters and each of their respective affiliates may become subject under the Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by Grantee to Issuer expressly for use in such registration statement; provided, however, that in no event shall any indemnification amount contributed by Grantee hereunder exceed the proceeds of the offering received by Grantee.

     (f) Upon the issuance of Option Shares hereunder, Issuer will use reasonable efforts to promptly list such Option Shares with such national or other exchange on which the shares of Issuer Common Stock are at the time listed.

     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite power and authority to enter into and perform its obligations under this Stock Option Agreement.

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          (b) The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorized this Stock Option Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Issuer has duly approved the issuance and sale of the Option Shares, upon the terms and subject to the conditions contained in this Stock Option Agreement, and the consummation of the transactions contemplated hereby. This Stock Option Agreement has been duly and validly executed and delivered by Issuer and, assuming this Stock Option Agreement has been duly and validly authorized, executed and delivered by Grantee, constitutes a valid and binding obligation of Issuer enforceable against Issuer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

          (c) Issuer has taken all necessary action to authorize and reserve for issuance and to permit it to issue, and at all times from the date of this Stock Option Agreement through the date of expiration of the Option will have reserved for issuance upon exercise of the Option, a sufficient number of authorized shares of Issuer Common Stock for issuance upon exercise of the Option, each of which, upon issuance pursuant to this Stock Option Agreement and when paid for as provided herein, will be validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those imposed by Grantee, its affiliates or by applicable law).

          (d) The execution, delivery and performance of this Stock Option Agreement by Issuer and the consummation by it of the transactions contemplated hereby except as required by the HSR Act and any material foreign competition authorities (if applicable), and, with respect to
     Section 4 hereof, compliance with the provisions of the Act and any applicable state securities laws, do not require the consent, waiver, approval, license or authorization of or result in the acceleration of any obligation under, or constitute a default under, any term, condition or provision of the Certificate of Incorporation or bylaws, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree or any restriction to which Issuer or any property of Issuer or its subsidiaries is bound, except where failure to obtain such consents, waivers, approvals, licenses or authorizations or where such acceleration or defaults could not, individually or in the aggregate, reasonably be expected to adversely affect Grantee's rights hereunder or to have a Material Adverse Effect on Issuer.

     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to enter into and perform its obligations under this Stock Option Agreement.

          (b) The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Stock Option Agreement or to consummate the transactions contemplated hereby. This Stock Option Agreement has been duly and validly executed and delivered by Grantee and, assuming this Stock Option Agreement has been duly executed and delivered by Issuer, constitutes a valid and binding obligation of Grantee enforceable against Grantee in accordance with its terms.

          (c) Grantee is acquiring the Option and it will acquire the Option Shares issuable upon the exercise thereof for its own account and not with a view to the distribution or resale thereof in any manner not in accordance with applicable law.

     7. COVENANTS OF GRANTEE. Grantee agrees not to transfer or otherwise dispose of the Option or the Option Shares, or any interest therein, except that Grantee may transfer or dispose of the Option Shares so

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long as such transaction is in compliance with the Act and any applicable state securities law. Grantee further agrees to the placement of the following legend on the certificates) representing the Option Shares (in addition to any legend required under applicable state securities laws) and any legend referring to the provisions of Section 12 hereof:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

     8. HSR COMPLIANCE EFFORTS. Grantee and Issuer shall take, or cause to be taken, all reasonable action to consummate and make effective the transactions contemplated by this Stock Option Agreement, including, without limitation, reasonable efforts to obtain any necessary consents of third parties and governmental agencies and the filing by Grantee and Issuer promptly of any required HSR Act notification forms and the documents required to comply with the HSR Act.

     9. CERTAIN CONDITIONS. The obligation of Issuer to issue Option Shares under this Stock Option Agreement upon exercise of the Option shall be subject to the satisfaction or waiver of the following conditions:

          (a) any waiting periods applicable to the acquisition of the Option Shares by Grantee pursuant to this Stock Option Agreement under the HSR Act and any material foreign competition laws shall have expired or been terminated;

          (b) the representations and warranties of Grantee made in Section 6 of this Stock Option Agreement shall be true and correct in all material respects as of the date of the closing for the issuance of such Option Shares; and

          (b) no statute, rule or regulation shall be in effect, and no order, decree or injunction entered by any court of competent jurisdiction or governmental, regulatory or administrative agency or commission in the United States shall be in effect that prohibits the exercise of the Option or acquisition or issuance of Option Shares pursuant to this Stock Option Agreement.

     10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange or other change in the corporate or capital structure of Issuer, Grantee shall receive, upon exercise of the Option, the stock or other securities, cash or property to which Grantee would have been entitled if Grantee had exercised the Option and had been a holder of record of shares of Issuer Common Stock on the record date fixed for determination of holders of shares of Issuer Common Stock entitled to receive such stock or other securities, cash or property at the same aggregate price as the aggregate Option Price of the Option Shares.

     11. EXPIRATION. The Option shall expire at the earlier of (y) the Effective Time (as defined in the Merger Agreement) and (z) 5:00 p.m., California time, on the day that is the one year anniversary of the date on which the Merger Agreement has been terminated in accordance with the terms thereof (such expiration date is referred to as the "Expiration Date").

     12. ISSUER CALL. If Grantee has acquired Option Shares pursuant to exercise of the Option (the date of any closing relating to any such exercise herein referred to as an "Exercise Date") and no Company Acquisition with respect to Issuer has been consummated at any time after the date of this Agreement and prior to one year following the date hereof (and Issuer has not entered into a definitive agreement or letter of intent with respect to such a Company Acquisition which agreement or letter of intent remains in effect at the end of such year), then, at any time after the date thirteen (13) months following the date hereof and prior to

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nineteen (19) months following such Exercise Date, Issuer may require Grantee, upon delivery to Grantee of written notice, to sell to Issuer any Option Shares held by Grantee as of the date that is ten (10) business days after the date of such notice, up to a number of shares equal to the number of Option Shares acquired by Grantee pursuant to exercise of the Option in connection with such Exercise Date. The per share purchase price for such sale (the "Issuer Call Price") shall be equal to the Option Price less any dividends paid on the Option Shares to be purchased by Issuer pursuant to this Section 12. The closing at any sale of Option Shares pursuant to this Section 12 shall take place at the principal offices of Issuer at a time and on a date designated by Issuer in the aforementioned notice to Grantee, which date shall be no more than twenty (20) and no less than twelve (12) business days from the date of such notice. The Issuer Call Price shall be paid in immediately available funds.

     13. GENERAL PROVISIONS.

     (a) Survival. All of the representations, warranties and covenants contained herein shall survive a Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing except for the representations and warranties in Section 5(d) hereof which shall be deemed to have been made only as of the date hereof.

     (b) Further Assurances. If Grantee exercises the Option, or any portion thereof, in accordance with the terms of this Stock Option Agreement, Issuer and Grantee will execute and deliver all such further documents and instruments and use all reasonable efforts to take all such further action as may be necessary in order to consummate the transactions contemplated thereby.

     (c) Severability. It is the desire and intent of the parties that the provisions of this Stock Option Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Stock Option Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Stock Option Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Stock Option Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     (d) Assignment; Transfer of Stock Option. This Stock Option Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Issuer and Grantee, without the prior written consent of the other party, shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder and any such attempted assignment or transfer shall be void; provided, further, that Grantee shall be entitled to assign or transfer this Stock Option Agreement or any rights hereunder to any wholly-owned subsidiary of Grantee so long as such wholly-owned subsidiary agrees in writing to be bound by the terms and provisions hereof.

     (e) Specific Performance. The parties agree and acknowledge that in the event of a breach of any provision of this Stock Option Agreement, the aggrieved party would be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Stock Option Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provisions, as well as to obtain damages for breach of this Stock Option Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

     (f) Amendments. This Stock Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Grantee and Issuer.

     (g) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or

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certified mail (return receipt requested), postage prepaid, to the other party at the following addresses (or such other address for a party as shall be specified by like notice):

          If to Grantee:
               Intel Corporation
               2200 Mission College Blvd.
               Santa Clara, California 95052
               Telecopier: (408) 765-1859
               Attention: General Counsel

               and

               Intel Corporation
               2200 Mission College Blvd.
               Santa Clara, California 95052
               Telecopier: (408) 765-6038
               Attention: Treasurer

               with a copy to:

               Gibson, Dunn & Crutcher LLP
               One Montgomery Street
               Telesis Tower
               San Francisco, California
               94104
               Telecopier: (415) 374-8427
               Attention: Kenneth R. Lamb

          If to Issuer:

               Level One Communications,
               Incorporated
               9750 Goethe Road
               Sacramento, California 95827
               Telecopier: 916-854-1103
               Attention: Dr. Robert S. Pepper

               with a copy to:

               Graham & James LLP
               400 Capitol Mall, Suite 2400
               Sacramento, California 95814
               Telecopier: (916) 558-6700
               Attention: Gilles S. Attia

     (h) Headings. The headings contained in this Stock Option Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stock Option Agreement.

     (i) Counterparts. This Stock Option Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     (j) Governing Law/Jurisdiction/Venue. Governing Law and Venue; Waiver of Jury Trial.

     (1) THIS STOCK OPTION AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Stock Option

Agreement and of the documents referred to in this Stock Option Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Stock Option Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12(g) or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

     (2) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS STOCK OPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS STOCK OPTION AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(i).

     (k) Entire Agreement. This Stock Option Agreement and the Merger Agreement, and any documents and instruments referred to herein and therein, constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. Nothing in this Stock Option Agreement shall be construed to give any person other than the parties to this Stock Option Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Stock Option Agreement or any provision contained herein.

     (l) Expenses. Except as otherwise provided in this Stock Option Agreement, each party shall pay its own expenses incurred in connection with this Stock Option Agreement and the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    INTEL CORPORATION

                                    By: /s/ ARVIND SODHANI

                                       -----------------------------------------
                                       Name: Arvind Sodhani
                                       Title: Vice President and Treasurer
                                       Date: March 4, 1999

                                    LEVEL ONE COMMUNICATIONS, INCORPORATED

                                    By: /s/ DR. ROBERT S. PEPPER

                                       -----------------------------------------
                                       Name: Dr. Robert S. Pepper
                                       Title: President & Chief Executive
                                        Officer
                                       Date: March 4, 1999

  [SIGNATURE PAGE TO INTEL CORPORATION/LEVEL ONE COMMUNICATIONS, INCORPORATED
                            STOCK OPTION AGREEMENT]